Exhibit 10.16

October 7, 2020

Jerry Hunter

Via email

Dear Jerry,

This letter confirms the expectations of Snap Inc. (the “Company”) with regard to the following terms of your full-time, exempt position of SVP, Engineering going forward:

You primarily will work at our office located in Seattle, Washington. Of course, the Company may change your position, duties, and work location from time to time at its discretion, and you occasionally may need to work from the Company’s other locations, including Santa Monica, California.

You will receive an annual salary of $500,000, which will be paid bi-weekly, less applicable payroll deductions and tax withholdings. You will continue your same eligibility for our broad range of benefits. Keep in mind that the Company may change compensation and benefits from time to time at its discretion.

Your employment relationship with the Company continues to remain at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This letter forms the complete and exclusive statement of the revised expectations of your employment with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Sincerely,

/s/ Lara Sweet

Lara Sweet

Chief People Officer

Accepted and agreed:

/s/ Jerry Hunter

Jerry Hunter